Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Autolus Therapeutics plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(6)

Equity	American Depositary Shares (ADSs)	457(c)	33,333,333	$6.27(3)	$208,999,997.91	$0.0001476	$30,848.40

Total Offering Amounts					$208,999,997.91		—

Net Fee Due							$30,848.40

(1)	These shares consist of 33,333,333 ordinary shares in the form of ADSs offered for resale by the selling securityholder pursuant to the prospectus contained herein.
(2)

Pursuant to Rule 416 under the Securities Act, the common shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ADSs being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low price for the ADSs on March 22, 2024, as reported on the Nasdaq Global Select Market.